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                                   EXHIBIT 99



Monday November 16, 9:26 am Eastern Time

Company Press Release

SOURCE: Enhanced Services Company, Inc.

Disney Alumni Takes Helm At
Enhanced Services


LOS ANGELES, Nov. 16 /PRNewswire/ -- Enhanced Services Company, Inc. (Nasdaq:
ESVS - news) announced today that Robert Chmiel has been appointed chief operating officer of the company, effective immediately.

Robert Smith, the company's chief financial officer, said, "We are delighted to have a person of Rob's caliber and experience join our team at a time when we are pursuing several strategic acquisitions within the Internet sector." Mr. Chmiel was instrumental in the launch of Disney Online, a division of The Walt Disney Company (NYSE: DIS - news), and served as its vice president of finance and operations for three years. Most recently, Mr. Chmiel was chief financial officer for BarnesAndNoble.com, a $65 million online book selling division of Barnes & Noble, Inc. (NYSE: BKS - news), before its merger with Bertlesmann.

Mr. Chmiel said, "I am most pleased to accept a position with such a diverse Internet solutions business. My immediate mandate is to build a first class management team drawn from the elite of the e-commerce, Internet and financial communities. We are pursuing some of the most innovative, acknowledged leaders in these sectors, and by year end we expect to have them on board and to have closed several acquisitions to provide a strong, diverse corporate base focused on e-commerce and Web advertising."

Enhanced Services Company represents the convergence under one umbrella of diverse services focused specifically on the Internet as a communications and transaction medium creating a new specialty in the technology arena. The combined enterprise is focused on attaining a unique, forerunning position as it answers the full range of business demands that result from an ever-increasing commercial reliance on the Internet.

Forward-looking statements in this release concerning trends or anticipated operating results are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties related to the company's operations.

These risks and uncertainties include, but are not limited to, competitive factors (including the possibility of increased competition or technological development, competitors and price pressures); legal factors (such as limited protection of the company's proprietary technology and


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changes in government regulations); and the company's dependence on key personnel and significant customers.


SOURCE: Enhanced Services Company, Inc.